UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2022

CHART INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11442	34-1712937
(State of other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2200 Airport Industrial Drive, Suite 100, Ball Ground, Georgia 30107

(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (770) 721-8800

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.01	GTLS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

Equity Purchase Agreement

On November 8, 2022, Chart Industries, Inc., a Delaware corporation (the “Company”), entered into an Equity Purchase Agreement (the “Purchase Agreement”) by and among (i) Granite Holdings I B.V., a Dutch private limited liability company (“Primary Seller”), Granite Holdings II B.V., a Dutch private limited liability company (“BV II”), and Granite US Holdings GP, LLC, a Delaware limited liability company (the “US GP Seller” and, together with Primary Seller and BV II, the “Sellers”), (ii) Granite US Holdings LP, a Delaware limited partnership (“Granite US”), Granite Acquisition GmbH, a German limited liability company (“Granite Germany”), Granite Canada Holdings Acquisition Corp., a corporation formed pursuant to the laws of British Columbia (“Granite Canada”), and HowMex Holdings, S. de R.L. de C.V., a Mexican limited liability company (“Granite “Mexico” and, together with BV II, Granite US, Granite Germany and Granite Canada, the “Acquired Companies”), and (iii) the Company. Pursuant to the Purchase Agreement and subject to the terms and conditions set forth therein, the Company will acquire, directly or indirectly, from the Sellers all of the equity interests of the Acquired Companies (the “Transaction”), which collectively constitutes the business of Howden.

The base purchase price for the Transaction is $4.4 billion, subject to customary purchase price adjustments for cash, indebtedness, transaction expenses and working capital (the “Purchase Price”). The Purchase Price shall be paid as a mix of cash, subject to a minimum amount of $1,830,600,000 (the “Cash Consideration”), and shares of Preferred Stock (as defined below), in an anticipated amount of approximately $1,100,000,000 (the “Stock Consideration”). The Company may, at its discretion, reduce the Stock Consideration issued at closing by increasing the Cash Consideration paid at closing on a dollar-for-dollar basis, and the Cash Consideration may also be reduced in other limited circumstances on a dollar-for-dollar basis in respect of the aggregate amount of certain incremental letters of credit (and other similar instruments) of the Acquired Companies and their subsidiaries existing as of the closing of the Transaction. The Company expects to finance the Cash Consideration with the net proceeds of the Debt Financing (as defined below).

In addition, if certain conditions are satisfied related to the Company’s Debt Financing and the payoff or refinancing thereof (including the Company’s failure to obtain certain credit ratings), if the Stock Consideration includes in excess of $650 million of Preferred Stock, the Company shall be permitted to substitute (or, in the event such circumstances occur following the closing of the Transaction, convert Preferred Stock for) the Company’s common stock, par value $0.01 per share (the “Common Stock”), for such excess in an amount not to exceed $450 million. In such case, the Company shall issue such Common Stock to the Primary Seller at a 20% discount as compared to the trailing 10-day volume weighted average price of the Common Stock at the applicable time (such Common Stock and any Preferred Stock issued to the Primary Seller, the “Subject Stock”).

The Purchase Agreement contains customary representations, warranties and covenants by the parties thereto. Except for certain limited circumstances, the representations and warranties made by the parties, and the pre-closing covenants of the parties, will not survive the consummation of the closing of the Transaction.

The closing of the Transaction is subject to customary closing conditions, including (i) the expiration or early termination of the waiting periods applicable to the consummation of the Transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration or early termination of such waiting periods (or other clearances) under certain other applicable antitrust and foreign direct investment laws, (ii) the absence of any law or proceeding by a governmental entity in certain jurisdictions challenging, restraining, enjoining or prohibiting the Transaction, (iii) the accuracy of each party’s representations and warranties (subject to certain materiality and other exceptions) and (iv) each party’s compliance with its covenants and agreements contained in the Purchase Agreement (subject to certain materiality and other exceptions). The closing of the Transaction is not subject to any financing contingency.

The Purchase Agreement contains termination rights that could be exercised by the Company, the Sellers and the Acquired Companies upon the occurrence of certain events, including the ability of the Company and the Sellers to terminate the Purchase Agreement in the event that the Transaction has not closed on or prior to the twelve month anniversary of the signing; provided, that no party may terminate the Purchase Agreement pursuant to the foregoing if the failure of the closing of the Transaction to occur is due to the failure of such party to perform its obligations under the Purchase Agreement (subject to certain materiality qualifications). In addition, either the Company or the Sellers may terminate the Purchase Agreement if the other party breaches any representations, warranties, covenants or other agreements that would cause the obligations of such party not to be satisfied (subject to certain materiality qualifications, notice obligations and cure rights).

This summary of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text thereof, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Series A Cumulative Participating Convertible Preferred Stock

Pursuant to the Purchase Agreement, the Company shall create and issue to the Primary Seller at the closing of the Transaction (to comprise a portion of the Purchase Price as noted above) a new class of preferred stock of the Company to be known as “Series A Cumulative Participating Convertible Preferred Stock” (the “Preferred Stock”). The terms of the Preferred Stock are set forth in a form of certificate of designations set forth as Exhibit D to the Purchase Agreement (the “Certificate of Designations”), which shall be filed immediately prior to the closing of the Transaction with the Delaware Secretary of State and shall form part of the Company’s amended and restated certificate of incorporation.

The Preferred Stock will accrue (daily) a 6.0% yield per annum (subject to reduction to 4.0% depending on the amount of Stock Consideration issued to the Primary Seller at the closing of the Transaction) to the extent paid in cash every twelve months, but with a PIK option every twelve months with a 0.75% incremental yield in respect of the PIK option. The rate of such yield is subject to increase (up to certain caps) in the event of a failure of the Company to pay holders of the Preferred Stock upon redemption and upon the five-year anniversary of the closing of the Transaction in the event the Preferred Stock is still outstanding at such time. The Preferred Stock will also be subject to customary adjustments and make-whole premiums in connection with certain specified fundamental changes.

The Preferred Stock will have an initial conversion price into the Common Stock of 97.5% of the trailing 10-day volume weighted average price of the Common Stock prior to the closing (subject to increase to 98.75% depending on the amount of Stock Consideration issued to the Primary Seller at the closing of the Transaction) (the “Conversion Price”). The aggregate number of shares of Common Stock into which the Preferred Stock may be converted will be limited to shares of Common Stock representing 19.99% of the total number of shares of Common Stock (on an as-converted basis) issued and outstanding immediately prior to the issuance of the Preferred Stock (the “Conversion Cap”) unless and until such time, if any, that a Stockholder Approval (defined below) is obtained.

Holders of the Preferred Stock will have the right, at any time and from time to time, at their option, to convert any or all of the Preferred Stock, in whole or in part (subject to the foregoing Conversion Cap), into fully paid and non-assessable shares of Common Stock at the then-effective Conversion Price, initially equal to (a)(i) the stated value per share plus (ii) all accrued and unpaid yield thereon for the then-current annual period, divided by (b) the Conversion Price. The Conversion Price is subject to customary anti-dilution and make-whole adjustments. The Company will not have redemption rights with respect to the Preferred Stock; however, the Company will be required to redeem the Preferred Stock upon the occurrence of certain events constituting a fundamental change in respect of the Company.

The Preferred Stock will rank senior to the Common Stock with respect to dividend rights and with respect to rights on liquidation, winding-up and dissolution. The Preferred Stock will also be entitled to receive dividends declared or paid on the Common Stock on an as-converted basis.

The Company will use its reasonable best efforts to obtain the approval of its stockholders required to eliminate the Conversion Cap pursuant to the rules of the New York Stock Exchange (such approval, the “Stockholder Approval”) at its next annual meeting of stockholders in 2023. If the Company does not obtain the Stockholder Approval at such annual meeting (which may be prior to the closing of the Transaction), then, so long as any shares of Preferred Stock remain outstanding, the Company will continue to use its reasonable best efforts to obtain the Stockholder Approval at each annual meeting of stockholders thereafter until the Stockholder Approval is obtained. If holders of the Preferred Stock convert Preferred Stock that would constitute an excess of 19.99% of the Common Stock on an as-converted basis, the Company will have an obligation to settle in cash the conversion of such excess at any time following the Company’s 2024 annual meeting of stockholders in the event the Stockholder Approval is not then obtained.

The Preferred Stock will vote together with the Common Stock on all matters and not as a separate class (except as specifically provided in the Certificate of Designations or as otherwise required by law) on an as-converted basis, subject to, prior to obtaining Stockholder Approval, a cap of 19.99% of the voting power of the outstanding Common Stock on an as-converted basis.

Certain matters will require the consent of the holders of a majority of the outstanding Preferred Stock, voting as a separate class, including (i) amendments or modifications to the Company’s charter or by-laws that would adversely affect the Preferred Stock, or to the Certificate of Designations, (ii) authorization, creation, increase in the authorized amount of, or issuance of any class or series of senior or parity equity securities or any security convertible into, or exchangeable or exercisable for, shares of senior or parity equity securities, (iii) the incurrence of certain indebtedness and (iv) certain acquisitions.

For so long as any holder of Preferred Stock holds shares of Preferred Stock representing at least 25% of the total shares of Preferred Stock initially issued to the Primary Seller upon the closing of the Transaction, such holder will have customary preemptive rights to participate in future equity issuances by the Company, subject to customary exceptions.

For a period of three years after the closing of the Transaction, the holders of Preferred Stock will be restricted from acquiring more than 25% of the Common Stock on an as-converted basis and will be subject to certain other customary standstill restrictions.

The Primary Seller is restricted from transferring the Preferred Stock through the end of calendar year 2023, subject to customary exceptions for permitted transferees. Each holder of the Preferred Stock is also restricted at any time from transferring the Preferred Stock to (i) certain disqualified transferees and (ii) to any other person if such transferee would own less than 10% of the then-outstanding Preferred Stock.

Following the 18-month anniversary of the closing of the Transaction, so long as the Subject Stock represents at least 15% of the Common Stock on an as-converted basis, the holders thereof will be entitled to appoint one director to the Company’s board of directors, who shall be either (i) an individual designated from among a group of certain KPS Capital Partners, LP personnel or (ii) an independent third-party reasonably acceptable to the Company. In certain circumstances and in the absence of such an appointed director, the holders of the Preferred Stock will, in the alternative, be entitled to appoint one observer to the Company’s board of directors.

This summary of the Preferred Stock and related matters does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, the Certificate of Designations and the form of Investor Rights Agreement (as defined below) set forth in Exhibit E to the Purchase Agreement, a copy of each of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Investor Rights Agreement

In connection with the issuance of the Preferred Stock to the Primary Seller, the Company will enter into an investor rights agreement with the Primary Seller which will set forth certain agreements and understandings between the parties consistent with the foregoing summary (and certain other matters), a form of which is set forth in Exhibit E to the Purchase Agreement (the “Investor Rights Agreement”).

This summary of the Investor Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text thereof set forth in Exhibit E to the Purchase Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Registration Rights Agreement

In connection with the issuance of the Preferred Stock to the Primary Seller, the Company will enter into a registration rights agreement with the Primary Seller, a form of which is set forth in Exhibit F to the Purchase Agreement (the “Registration Rights Agreement”), pursuant to which the Company will provide the Primary Seller and its transferees with customary registration rights with respect to the shares of Common Stock issuable upon conversion of the shares of Preferred Stock, including that the Company will agree to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) registering the sale of all such shares.

This summary of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text thereof set forth in Exhibit F to the Purchase Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Debt Financing Arrangements

On November 8, 2022, in connection with the execution of the Purchase Agreement, the Company entered into a debt commitment letter (the “Debt Commitment Letter”) with JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc. (collectively, the “Commitment Parties”), pursuant to which, and subject to the terms and conditions set forth therein, the Commitment Parties have agreed to provide (x) approximately $3.375 billion in an aggregate principal amount of senior bridge loans under a 364-day senior bridge loan credit facility (the “Bridge Facility”) and (y) in the event the Company does not obtain certain required consents from the lenders under its Fifth Amended and Restated Credit Agreement by and among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders named therein (the “Existing Credit Agreement”), a backstop revolving credit facility in an aggregate principal amount of up to approximately $1.0 billion (the “Backstop Facility” and, together with the Bridge Facility, the “Debt Financing”).

The proceeds of the loans under the Bridge Facility will be used to finance the cash portion of the Purchase Price pursuant to the Transaction, including the payment of related fees and expenses incurred in connection therewith. The proceeds of the loans under the Backstop Facility would be used to (i) prepay in full the aggregate principal amount of loans outstanding under the Existing Credit Agreement and accrued and unpaid interest thereon in the event that the Company does not obtain certain required consents from the lenders under the Existing Credit Agreement and (ii) backstop any existing letters of credit or other local credit lines of the Acquired Companies. The Bridge Facility and Backstop Facility are subject to customary closing conditions, including that substantially concurrently with the initial funding under the applicable facility the Transaction shall be consummated.

Important Note

The representations, warranties and covenants contained in the agreements and documents described above were made only for purposes of those agreements and documents and as of the specified dates set forth therein, were solely for the benefit of the parties to those agreements and documents, may be subject to limitations agreed upon by those parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between those parties instead of establishing particular matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on these representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, the Sellers or the Acquired Companies or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the agreement containing them, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 3.02	Unregistered Sales of Equity Securities

The information contained in Item 1.01 under the heading “Series A Cumulative Convertible Participating Preferred Stock” is incorporated herein by reference.

As described in Item 1.01, in connection with the Transaction, the Company has agreed to issue the Preferred Stock upon the closing of the Transaction in a private placement of such securities to the Primary Seller in order to partially finance the Purchase Price. This issuance and sale will be exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act. The Primary Seller has represented that it is an “accredited investor” as defined in Rule 501 under the Securities Act and that the Preferred Stock is being acquired for investment purposes and not with a view to or for sale in connection with any distribution thereof, and appropriate legends will be affixed to the securities.

Item 7.01	Regulation FD Disclosure

A copy of the press release announcing the Company’s execution of the Purchase Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference. A copy of the investor presentation being used by the Company in connection with the Transaction is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

The information in this Item 7.01 (including the exhibits hereto) is being furnished under “Item 7.01. Regulation FD Disclosure.” Such information (including the exhibits hereto) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act, except as shall be expressly set forth by specific reference in such filing.

Forward-Looking Statements

Certain statements made in this Current Report on Form 8-K and Exhibits 99.1 and 99.2 hereto are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning Chart’s business plans, including statements regarding anticipated acquisitions, future cost synergies and efficiency savings, objectives, future orders, revenues, margins, earnings, performance or outlook, business or industry trends and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “indicators”, “outlook,” “guidance,” “continue,” “target,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this Current Report on Form 8-K and Exhibits 99.1 and 99.2 hereto or in other statements made by Chart are made based on management’s expectations and beliefs concerning future events impacting Chart and are subject to uncertainties and factors relating to Chart’s operations and business environment, all of which are difficult to predict and many of which are beyond Chart’s control, that could cause Chart’s actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause Chart’s actual results to differ materially from those described in the forward-looking statements include: the conditions to the completion of the acquisition may not be satisfied or the regulatory approvals required for the acquisition may not be obtained on the terms expected, on the anticipated schedule, or at all; long-term financing may not be available on favorable terms, or at all; closing of the acquisition may not occur or be delayed; Chart may be unable to achieve the anticipated benefits of the acquisition (including with respect to synergies); revenues following the acquisition may be lower than expected; operating costs, customer losses, and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers and suppliers) resulting from the acquisition may be greater than expected, slower than anticipated growth and market acceptance of new clean energy product offerings; inability to achieve expected pricing increasing or continued supply chain challenges including volatility in raw materials and supply; risk relating to the outbreak and continued uncertainty associated with the coronavirus (COVID-19) and the conflict between Russia and Ukraine, including potential energy shortages in Europe and elsewhere and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully. Chart undertakes no obligation to update or revise any forward-looking statement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

2.1†	Equity Purchase Agreement, dated as of November 8, 2022, by and among Granite Holdings I B.V., Granite Holdings II B.V., Granite US Holdings GP, LLC, Granite US Holdings LP, Granite Acquisition GmbH, Granite Canada Holdings Acquisition Corp., HowMex Holdings, S. de R.L. de C.V. and Chart Industries, Inc.

99.1	Press Release of Chart Industries, Inc., dated as of November 9, 2022

99.2	Investor Presentation of Chart Industries, Inc. relating to the Transaction, dated as of November 9, 2022

†

The schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish supplementally a copy of all omitted schedules to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chart Industries, Inc.

Date: November 9, 2022

	By:	/s/ Jillian C. Evanko
	Name:	Jillian C. Evanko
	Title:	President and Chief Executive Officer